Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-275438) of Thermo Fisher Scientific Inc. of our report dated June 17, 2025 relating to the financial statements and supplemental schedule of Thermo Fisher Scientific Inc. 401(k) Retirement Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
June 17, 2025